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                                                                   Exhibit 99.1



FOR IMMEDIATE RELEASE


VISION TWENTY-ONE, INC.
CORPORATE OFFICE
7360 BRYAN DAIRY ROAD, SUITE 200
LARGO, FL 33777-1506
TEL. 727.545.4300
FAX 727.545.4419
WWW.VISION21.COM


                   VISION TWENTY-ONE COMMENTS ON BLOCK CLAIM

LARGO, FL - APRIL 11, 2000 - VISION TWENTY-ONE, INC. (NASDAQ: EYES), commented on the action seeking to enjoin the proposed transaction between the Company and OptiCare Health Systems, Inc. ("OptiCare") filed today by Block Buying Group LLC (the "Block Group"), an entity owned by Michael Block, the former president of the Company's Block Vision, Inc. subsidiary.

Vision Twenty-One stated that it has substantial defenses to Block's claims and it is in the process of preparing a motion to dismiss the action. The consummation of the proposed transaction between Vision Twenty-One and OptiCare is subject to certain conditions, including resolution of the above action to OptiCare's satisfaction. Vision Twenty-One still anticipates that the merger with OptiCare will close during the third quarter of this year.

OptiCare (AMEX: OPT) is a leading integrated eye care services company providing laser vision correction, managed care and business services to eye care professionals. OptiCare has been in the buying group business for several years and currently operates the fourth largest buying group program in the United States.

Vision Twenty-One, Inc. is a vision care company focused on the development of refractive eye laser and surgery centers and managed eye care. The Company is headquartered in Largo, Florida.


CONTACTS:
Bruce Maller                              Theodore Gillette
Chairman                                  Chief Executive Officer
Vision Twenty-One, Inc.                   Vision Twenty-One, Inc.
727-545-4300 Ext. 2112                    727-545-4300 Ext. 2103